Exhibit 99.1

WD-40 Company Reports Fourth Quarter and Fiscal Year 2016 Financial Results

~ Company reports diluted earnings per common share of $3.64 for fiscal year 2016 ~

~ Company issues fiscal year 2017 guidance ~

SAN DIEGO – October 19, 2016 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fourth quarter and fiscal ended August 31, 2016.

Financial Highlights and Summary

•

Total net sales for the fourth quarter were $97.2 million, an increase of 6 percent compared to the prior year fiscal quarter. Net sales for the full fiscal year were $380.7 million, an increase of 1 percent compared to the prior fiscal year.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and full fiscal year.  On a constant currency basis total net sales would have been $102.9 million for the fourth quarter and $395.9 million for the full fiscal year.

•

Net income for the fourth quarter was $14.2 million, an increase of 21 percent compared to the prior year fiscal quarter. For the full fiscal year net income was $52.6 million, an increase of 17 percent from the prior fiscal year.

•

Diluted earnings per share were $0.99 in the fourth quarter, compared to $0.80 per share for the prior year fiscal quarter. Full fiscal year diluted earnings per share were $3.64 compared to $3.04 in the prior fiscal year.

•

Gross margin was 57.4 percent in the fourth quarter compared to 54.3 percent in the prior year fiscal quarter.  Full fiscal year gross margin was 56.3 percent compared to 52.9 percent in the prior fiscal year.

•

Selling, general and administrative expenses were up 17 percent in the fourth quarter to $32.0 million when compared to the prior year fiscal quarter.  Selling, general and administrative expenses for the full fiscal year were up 8 percent to $117.8 million compared to the prior fiscal year.

•

Advertising and sales promotion expenses were down 9 percent in the fourth quarter to $5.4 million compared to prior year fiscal quarter.  For the full fiscal year advertising and sales promotion expenses down 3 percent to  $22.3 million compared to the prior fiscal year.

“We live in a world that is volatile, uncertain, complex and full of ambiguity.  Despite all the events taking place in the world today the tribe delivered a solid end to fiscal year 2016,” said Garry Ridge, WD-40 Company’s president and chief executive officer. “During the full fiscal year we generated a significant amount of our sales in currencies other than the U.S. dollar, therefore foreign currency exchange headwinds had a significant impact our reported results. On a constant currency basis net sales for the full fiscal year were about $396 million, up 5 percent compared to last fiscal year.  The tribe has never been more aligned and focused. We are clear about our purpose. We know why and how we do what we do, and our strategic initiatives focus us on how we use our time, talent, treasure and technology to achieve our long-term goals,” concluded Ridge.

Net Sales by Segment (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2016	2015	% Change	2016	2015	% Change
Americas	$51,565	$48,125	7%	$191,397	$187,344	2%
EMEA	34,601	33,242	4%	135,235	136,847	(1)%
Asia-Pacific	10,986	10,614	4%	54,038	53,959	-
Total	$97,152	$91,981	6%	$380,670	$378,150	1%

•	Net sales by segment as a percent of total net sales for the fourth quarter were as follows: for the Americas, 53 percent; for EMEA, 36 percent; and for Asia-Pacific, 11 percent.
•

Net sales in the Americas increased 7 percent in the fourth quarter primarily due to  an 11 percent increase in maintenance products sales which was slightly offset by a  10 percent decrease in homecare and cleaning product sales. The increase in maintenance products sales in the segment was driven by primarily by increased sales in the United States which benefitted from a higher level of promotional activities for all maintenance products as well as expanded distribution of the WD-40 EZ Reach Flexible Straw™ product.

•

Net sales in EMEA increased 4 percent in the fourth quarter primarily due to a 23 percent increase in sales in the EMEA distributor markets due to improving market conditions in Eastern Europe, particularly in Russia.  On a constant currency basis, EMEA sales for the fourth quarter would have increased by $6.5 million or 20 percent compared to the prior fiscal year period.

•

Net sales in Asia-Pacific increased 4 percent in the fourth quarter primarily due to an increase in sales of WD-40® Multi-Use Product in China and Australia, which was partially offset by decreased sales of this product in the Asian distributor markets.  This overall growth was driven primarily by increased promotional activities and a higher level of purchases made by our customers in China in the fourth quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2016	2015	% Change	2016	2015	% Change
Maintenance products	$86,532	$80,301	8%	$339,974	$333,306	2%
Homecare and cleaning products	10,620	11,680	(9)%	40,696	44,844	(9)%
Total	$97,152	$91,981	6%	$380,670	$378,150	1%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 8 percent in the fourth fiscal quarter when compared to the prior fiscal year period.  This sales growth was primarily attributable to strong WD-40 Multi-Use Product sales in the United States and the Company’s European distributor markets as well as a 27% increase in global sales of WD-40 Specialist® compared to the fourth quarter of last year.

•

Net sales of homecare and cleaning products decreased 9 percent in the fourth quarter when compared to the prior fiscal year period. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, October 11, 2016 a quarterly dividend of $0.42 per share payable October 31, 2016 to stockholders of record at the close of business on October 21, 2016.

On October 14, 2014 the board of directors approved a share repurchase plan. The plan became effective at the beginning of the fourth quarter of fiscal year 2015. Under the plan, the Company was authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2016. During the period from March 1, 2015 through August 31, 2016, the Company repurchased 503,127 shares at a total cost of $47.8 million under this $75.0 million plan.

On June 21, 2016 the board of directors approved a new share repurchase plan. This new plan became effective as of September 1, 2016. Under the new plan, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2018. The timing and the amount of any repurchases of common stock under either plan will be determined by management based on its evaluation of market conditions and other factors.

Fiscal Year 2017 Guidance

The Company’s guidance for fiscal year 2017 is as follows:

•	Net sales growth is projected to be between 4 and 6 percent with net sales expected to be between $395 million and $404 million.
•	Gross margin for the full year is expected to be near 56 percent.
•	Advertising and promotion investments are projected to be near 6.0 percent of net sales.
•	Net income is projected to be between $51.3 million and $52.3 million.
•	Diluted earnings per share is expected to be between $3.64 and $3.71 based on an estimated 14.1 million weighted average shares outstanding.

The net sales projections for fiscal year 2017 reflect the recent and significant deterioration of the British pound sterling.  The foreign currency exchange rate for the British pound sterling against the U.S. dollar has recently declined by approximately 15 percent from the average exchange rates in fiscal year 2016. This guidance does not include any future acquisitions or divestitures and assumes that foreign currency exchange rates and crude oil prices will remain close to current levels for fiscal year 2017. In addition, this guidance does not assume any significant impact in other income from future balance sheet remeasurements as the Company experienced in fiscal year 2016.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $381 million in fiscal year 2016 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016,  which the company expects to file with the SEC on October 24, 2016.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of October 19, 2016, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	August 31,	August 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$50,891	$53,896
Short-term investments	57,633	48,603
Trade accounts receivable, less allowance for doubtful
accounts of $394 and $491 at August 31, 2016
and 2015, respectively	64,680	58,750
Inventories	31,793	32,052
Current deferred tax assets, net	-	5,824
Other current assets	4,475	6,127
Total current assets	209,472	205,252
Property and equipment, net	11,545	11,376
Goodwill	95,649	96,409
Other intangible assets, net	19,191	22,961
Deferred tax assets, net	621	-
Other assets	3,190	3,259
Total assets	$339,668	$339,257

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$18,690	$17,128
Accrued liabilities	15,757	15,200
Accrued payroll and related expenses	20,866	13,357
Income taxes payable	3,381	2,287
Total current liabilities	58,694	47,972
Revolving credit facility	122,000	108,000
Deferred tax liabilities, net	16,365	23,145
Other long-term liabilities	2,214	2,282
Total liabilities	199,273	181,399

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,621,820 and 19,546,888 shares issued at August 31, 2016 and 2015, respectively; and 14,208,338 and 14,450,490 shares outstanding at
August 31, 2016 and 2015, respectively	20	20
Additional paid-in capital	145,936	141,651
Retained earnings	289,642	260,683
Accumulated other comprehensive income (loss)	(27,298)	(8,722)
Common stock held in treasury, at cost ― 5,413,482 and 5,096,398
shares at August 31, 2016 and 2015, respectively	(267,905)	(235,774)
Total shareholders' equity	140,395	157,858
Total liabilities and shareholders' equity	$339,668	$339,257

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2016	2015	2016	2015

Net sales	$97,152	$91,981	$380,670	$378,150
Cost of products sold	41,364	42,009	166,301	177,972
Gross profit	55,788	49,972	214,369	200,178

Operating expenses:
Selling, general and administrative	32,012	27,449	117,767	108,873
Advertising and sales promotion	5,413	5,970	22,278	22,876
Amortization of definite-lived intangible assets	734	759	2,976	3,039
Total operating expenses	38,159	34,178	143,021	134,788

Income from operations	17,629	15,794	71,348	65,390

Other income (expense):
Interest income	166	159	683	584
Interest expense	(481)	(293)	(1,703)	(1,205)
Other income (expense), net	1,991	126	2,461	(1,659)
Income before income taxes	19,305	15,786	72,789	63,110
Provision for income taxes	5,073	4,063	20,161	18,303
Net income	$14,232	$11,723	$52,628	$44,807

Earnings per common share:
Basic	$0.99	$0.80	$3.65	$3.05
Diluted	$0.99	$0.80	$3.64	$3.04

Shares used in per share calculations:
Basic	14,235	14,479	14,332	14,582
Diluted	14,280	14,542	14,379	14,649

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended August 31,
	2016	2015
Operating activities:
Net income	$52,628	$44,807
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	6,465	6,464
Net gains on sales and disposals of property and equipment	(75)	(71)
Deferred income taxes	(2,227)	(1,334)
Excess tax benefits from settlements of stock-based equity awards	(2,064)	(1,205)
Stock-based compensation	3,655	2,782
Unrealized foreign currency exchange (gains) losses, net	(986)	2,086
Provision for bad debts	52	302
Changes in assets and liabilities:
Trade accounts receivable	(9,936)	(314)
Inventories	(1,001)	2,037
Other assets	1,557	1,731
Accounts payable and accrued liabilities	2,871	(2,464)
Accrued payroll and related expenses	5,486	(2,722)
Income taxes payable	4,235	2,737
Other long-term liabilities	(56)	228
Net cash provided by operating activities	60,604	55,064

Investing activities:
Purchases of property and equipment	(4,354)	(5,784)
Proceeds from sales of property and equipment	301	333
Purchases of intangible assets	-	-
Acquisition of business	-	(4,117)
Purchases of short-term investments	(24,899)	(10,575)
Maturities of short-term investments	8,032	3,192
Net cash used in investing activities	(20,920)	(16,951)

Financing activities:
Treasury stock purchases	(32,131)	(30,259)
Dividends paid	(23,669)	(21,720)
Proceeds from issuance of common stock	1,200	2,111
Excess tax benefits from settlements of stock-based equity awards	2,064	1,205
Net proceeds from revolving credit facility	14,000	10,000
Net cash used in financing activities	(38,536)	(38,663)
Effect of exchange rate changes on cash and cash equivalents	(4,153)	(3,357)
Net (decrease) increase in cash and cash equivalents	(3,005)	(3,907)
Cash and cash equivalents at beginning of period	53,896	57,803
Cash and cash equivalents at end of period	$50,891	$53,896